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Exhibit 99.2

CARNIVAL PLC
(formerly known as P&O Princess Cruises plc)

Solicitation of Consents to the Proposed Amendments
relating to its
$284,750,000 7.30% Notes due June 1, 2007 (CUSIP No. 693070AC8; ISIN No. US 693070AC86) and
$192,000,000 7.875% Debentures due June 1, 2027 (CUSIP No. 693070AD6; ISIN No. US 693070AD69)

THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [DAY], [            ], 2003, UNLESS EXTENDED (THE "EXPIRATION DATE"). CONSENTS MAY BE REVOKED AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE, BUT NOT THEREAFTER. IT IS RECOMMENDED THAT HOLDERS THAT HOLD SECURITIES THROUGH EUROCLEAR AND CLEARSTREAM SUBMIT THEIR INSTRUCTIONS REGARDING THE CONSENT SOLICITATION AT LEAST TWO BUSINESS DAYS PRIOR TO THE EXPIRATION DATE SO THAT THEIR INSTRUCTIONS CAN BE RECEIVED IN A TIMELY MANNER.

To Holders of Carnivals plc's 7.30% Notes due June 1, 2007
and/or 7.875% Debentures due June 1, 2027
Guaranteed by P&O Princess Cruises International Limited

        Enclosed for your consideration is a Prospectus dated [            ], 2003 (the "Prospectus") and related consent letter (the "Letter of Consent") relating to the solicitation (the "Consent Solicitation") of consents (the "Consents") by Carnival plc (formerly known as P&O Princess Cruises plc) ("Carnival plc") to certain proposed amendments (the "Proposed Amendments") to the Indenture governing Carnival plc's 7.30% Notes due June 1, 2007 and 7.875% Debentures due June 1, 2027 (collectively, the "Securities") among Carnival plc, P&O Princess Cruises International Limited, as Guarantor, and The Bank of New York, as Trustee. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Prospectus.

        The purpose of the Proposed Amendments is to modify certain covenants in the Indenture governing the Securities and to reflect the structure resulting from Carnival plc and Carnival Corporation entering into a dual listed company transaction. In return for Consents, Carnival Corporation is offering an unsubordinated, unsecured guarantee of the Securities.

        Consents may be revoked, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date, but not thereafter. If the Proposed Amendments are adopted, each holder will be bound by the Proposed Amendments whether or not such holder delivered a Consent.

        As more fully described in the Prospectus, the Proposed Amendments include:

    •
    amendments to the negative covenants so they apply to Carnival Corporation and Carnival plc and their respective subsidiaries on a combined basis;

    •
    amendments to the financial reporting covenants to clarify that the delivery of Combined Group financial information would satisfy the reporting requirements;

    •
    an amendment so that all accounting terms not otherwise defined in the Indenture have the meanings given to them by US GAAP, rather than UK GAAP;

    •
    the addition of a covenant requiring Carnival Corporation to pay additional amounts to holders of the Securities as a result of specified Panamanian taxes;

    •
    an amendment to the covenant regarding merger, consolidation and sale of assets to permit a merger or consolidation with, or sale or other disposition of assets to, Carnival Corporation without complying with the jurisdiction of incorporation restriction, if certain conditions are satisfied; and

    •
    amendments to the events of default to reflect the financial position of the Combined Group.

        The change being sought by the Consent Solicitation will not by itself alter any obligation Carnival plc may incur to pay the principal of or interest on the Securities or alter the interest rate or maturity date thereof.

        In order to be effective, your Consent must be validly received and not validly revoked prior to 5:00 p.m., New York City time, on [day], [            ], 2003, unless such date is extended by Carnival plc, as described in the Prospectus. Consents may only be revoked under the circumstances described in the Prospectus.

        Any questions concerning the terms of the Consent Solicitation may be directed to Merrill Lynch & Co. at (888) 654-8637 (toll-free) or (212) 449-4914 (collect) or to UBS Warburg LLC at (203) 719-8035 (collect). Any questions and requests for assistance in completing and delivering Consents, or requests for additional copies of the Prospectus or the Letter of Consent, may be directed to D. F. King & Co., Inc., the Information Agent, at (212) 269-5550 (banks and brokerage firms) or (800) 487-4870 (all others toll-free). All Consents should be returned to D. F. King & Co., Inc. by mail at 48 Wall Street, 22nd Floor, New York, NY 10005, or by fax at (212) 809-8839 with telephone confirmation at (212) 269-5550 ext. 6831.

                      Very truly yours,

                       Carnival plc

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CARNIVAL PLC (formerly known as P&O Princess Cruises plc)
Solicitation of Consents to the Proposed Amendments relating to its $284,750,000 7.30% Notes due June 1, 2007 (CUSIP No. 693070AC8; ISIN No. US 693070AC86) and $192,000,000 7.875% Debentures due June 1, 2027 (CUSIP No. 693070AD6; ISIN No. US 693070AD69)